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As filed with the Securities and Exchange Commission on June 5 , 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AFTERMARKET TECHNOLOGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	95-4486486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Oak Hill Center, Suite 400
Westmont, Illinois 60559
(630) 455-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Joseph Salamunovich
Vice President
Aftermarket Technology Corp.
One Oak Hill Center, Suite 400
Westmont, Illinois 60559
(630) 455-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Bruce D. Meyer, Esq.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
(213) 229-7000

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.01 par value	4,500,000	$22.71	$102,195,000	$9,401.94

(1)
Estimated solely for the purpose of calculating the registration fee.

(2)
Calculated pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on the Nasdaq National Market System on June 3, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 5, 2002

PROSPECTUS

AFTERMARKET TECHNOLOGY CORP.

4,500,000 Shares

Common Stock

        By this prospectus, the selling stockholders named in this prospectus may from time to time offer shares of our common stock. Aftermarket Technology Corp. will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ATAC." On June 4, 2002, the reported last sale price of our common stock was $18.97 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 5 of this prospectus and those risk factors contained in the applicable prospectus supplement, if any, for information you should consider before buying the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. Under this shelf process, the selling stockholders named herein may sell up to 4,500,000 shares of Aftermarket Technology Corp. common stock described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the common stock the selling stockholders may offer. Each time the selling stockholders sell common stock, they will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities the selling stockholders may offer under this prospectus. You can read that registration statement at the SEC's website or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

PROSPECTUS SUMMARY

        You should read this summary together with the more detailed information and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we," "us" and "our" refer to Aftermarket Technology Corp. and our subsidiaries.

Our Business

        We are a leading remanufacturer and distributor of drivetrain products used in the repair of automobiles and light trucks in the automotive aftermarket. Our Logistics business is a provider of value added warehouse and distribution services as well as returned material reclamation and disposition services. For 2001, we had net sales of $393.4 million, an increase of 5.6% over 2000, and income from continuing operations of $29.5 million compared to $2.4 million in 2000.

        Our Drivetrain Remanufacturing business sells factory-approved remanufactured drivetrain products directly to automobile manufacturers, or OEMs. Our Drivetrain business products consist principally of remanufactured transmissions and also include remanufactured torque converters, valve bodies and engines. The OEMs primarily use the remanufactured products as replacement parts for their domestic dealers during the warranty and post-warranty periods following the sale of a vehicle. Our principal customers for remanufactured transmissions are DaimlerChrysler Corporation, Ford Motor Company, General Motors Corporation and a number of foreign OEMs.

        Our Logistics business consists of three operating units: Logistics Services, a provider of value added warehouse and distribution services, turnkey order fulfillment and information services for AT&T Wireless Services; Material Recovery, a provider of returned material reclamation and disposition services and management of failed components (commonly referred to as cores), primarily to Ford and, to a lesser extent, General Motors; and Autocraft Electronics, an automotive electronic remanufacturing and distribution business.

Our Growth Strategies

        Our growth strategies include:

  •
  Increasing Sales to Existing Customers. We intend to increase our business with our existing Drivetrain customers by working with OEMs to increase dealer utilization of remanufactured transmissions in both the warranty and post-warranty periods. We intend to increase penetration of our existing Logistics business customer base by broadening our offering of Logistics products and services and by marketing our core competencies as solutions to our customers' needs.

  •
  Introducing New Products. We continue to work with our OEM customers to identify additional remanufactured products and services where we can provide value to the OEM. We also intend to leverage our core competencies in logistics and electronics remanufacturing by working with our existing and new customers to identify products and services where we can add value.

  •
  Establishing New Customer Relationships. We believe that opportunities for growth exist with several foreign OEMs regarding their United States-based remanufacturing programs. We also look to obtain new customers for our drivetrain products in the independent aftermarket. We plan to leverage our existing relationships with automobile OEMs into new logistics customer relationships. We believe that our logistics services business should be attractive to new customers who recognize that outsourcing this function will enable them to both focus on their core competencies and have an efficient product distribution system.

  •
  Pursuing Future Acquisitions. An important element of our growth strategy is the acquisition and integration of complementary businesses in order to broaden product offerings, capture market share and improve profitability.

THE OFFERING

        We are registering 4,500,000 shares of common stock on behalf of the selling stockholders. The selling stockholders may offer and sell these shares from time to time. Aftermarket Technology Corp. will not receive any proceeds from the sale of those shares. However, 519,083 of the shares being registered are issuable pursuant to outstanding stock options and warrants. If all of these shares are sold, the Company will receive an aggregate of $2,863,583 in cash from selling stockholders upon exercise of these options and warrants.

        Our principal executive offices are located at One Oak Hill Center, Suite 400, Westmont, Illinois 60559, and our telephone number is (630) 455-6000. Our Internet address is http://www.goatc.com. The contents of our website are not a part of this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. We believe these are all the material risks currently facing our business, but additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus or any applicable prospectus supplement, including our financial statements and related notes.

We rely on a few major customers for a significant majority of our business and the loss of any of those customers, or significant changes in prices or other terms with any of our major customers, could reduce our net income and operating results.

        A few customers account for a significant majority of our net revenues each year. In 2001, we had three customers that individually accounted for more than 10% of our revenues. Ford accounted for approximately 29.6%, 30.0% and 34.6% of our net sales for 1999, 2000 and 2001, respectively, DaimlerChrysler accounted for 31.6%, 29.6% and 24.7% of our net sales in 1999, 2000 and 2001, respectively, and AT&T Wireless accounted for 6.3%, 14.1% and 17.6% of our net sales during 1999, 2000 and 2001, respectively.

        DaimlerChrysler and Ford, like other North American OEMs, generally require that their dealers using remanufactured products for warranty application use only products from approved suppliers. Although we are currently the only factory-approved supplier of remanufactured transmissions for Chrysler automobiles and light trucks and one of two suppliers to Ford, DaimlerChrysler and Ford are not obligated to continue to purchase our products and generally may terminate our agreements on 90 days notice or less. They may approve other suppliers in the future or begin remanufacturing products themselves and we may not be able to maintain or increase our sales to them. Within the last five years the standard new vehicle warranty provided by our customers has varied and shorter warranty periods could be implemented in the future. Any shortening of warranty periods could reduce the amount of warranty work performed by dealers and reduce the demand for our services.

        Substantially all of our contracts or arrangements with our customers, including the contracts with Ford and DaimlerChrysler, are terminable on 90 days notice or less. All of our major customers regularly review the pricing and terms of our contracts in light of general market changes, specific business proposals from our competitors and opportunities for our customers to insource the services and products we provide to them. Based on these periodic reviews, our major customers seek to renegotiate our agreements with them from time to time. For instance, in 2001, we reduced our prices to Chrysler, as requested by Chrysler, by approximately 5%. In addition, our arrangements with AT&T Wireless will expire at or near the end of 2002 and we expect that price reductions and other changes in terms may result.

        We expect that similar renegotiations will occur throughout the duration of our relationships with our major customers. The extent of the price decreases may depend in part on the viability and pricing of the competitive opportunities that become available to our customers from time to time. In addition, an attractive competitive opportunity for our customer that we can not meet could result in the loss of all or a significant portion of the business from that customer. Because of the short termination periods and periodic price negotiations, we cannot give any assurances of the stability of the prices for our products and, therefore, our revenue streams. Significant price fluctuations, or the loss of any material amount of business from these customers, could result in a significant decrease in our net sales and operating results.

Our financial results are affected by transmission failure rates which are outside our control.

        Our quarterly and annual operating results are affected by transmission failure rates, and a drop in rates could adversely affect sales or profitability or lead to variability of our operating results. Generally, if transmissions last longer, there will be less demand for our remanufactured transmissions. Transmission failure rates could drop due to a number of factors outside our control, including:

  •
  consumers retaining automobiles for shorter periods, which could occur in periods of economic growth or stability;

  •
  transmission design that results in greater reliability;

  •
  consumers driving fewer miles per year, which could occur if gasoline prices were to increase; and

  •
  mild weather, such as that experienced in early 2002.

Our financial results are affected by our customers' policies which are outside our control.

        Our financial results are also affected by the policies of our OEM customers. Changes to our key OEM customers' policies that could materially affect our business include:

  •
  shortened warranty periods that could reduce the demand for our products;

  •
  reductions in the amount of inventory our OEM customers elect to retain;

  •
  longer time periods before remanufactured transmissions are introduced for use with a particular automobile; and

  •
  guidelines that affect dealer decisions to rebuild units at the dealer rather than install remanufactured transmissions.

Our Logistics business is dependent on the strength of our customers.

        AT&T Wireless, our principal Logistics customer, operates in a highly competitive technology market. The number of cell phones sold by AT&T Wireless, whether to new subscribers or as replacement phones to existing subscribers, is dependent on its ability to keep pace with technological advancements and to provide service programs and prices that are attractive to current and potential customers. Our Logistics revenue from AT&T Wireless is substantially related to the number of phones sold by AT&T Wireless. Consequently, any material decrease in phones sold by AT&T Wireless will materially and adversely affect our Logistics revenue.

Interruptions or delays in obtaining transmission cores and component parts could impair our business.

        In our remanufacturing operations, we obtain used transmissions, engines and related components, commonly known as cores, which are sorted and either placed into immediate production or stored until needed. The majority of the cores we remanufacture are obtained from OEMs. Our ability to obtain cores of the types and in the quantities we require is critical to our ability to meet demand and expand production. With the increased acceptance in the aftermarket of remanufactured assemblies, the demand for cores has increased. We have periodically experienced situations in which the inability to obtain sufficient cores has limited our ability to accept orders. We may experience core shortages in the future. In addition, from time to time, we experience shortages of components manufactured by our OEM customers that we require for our transmission remanufacturing process. If we experience such shortages for an extended period of time, it could have a material adverse effect on our business and negatively impact our competitive position.

We may incur material liabilities under various federal, state, local and foreign environmental laws.

        We are subject to various evolving federal, state, local and foreign environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fines and criminal sanctions for violations and impose liability for the costs of cleaning up, and the damages resulting from, past spills, disposals or other releases of hazardous substances. In connection with our acquisition activity, we have conducted certain investigations of facilities we have acquired and their compliance with applicable environmental laws. Similarly, in the course of lease terminations, we have generally conducted investigations into potential environmental impacts resulting from our operations. These investigations revealed various environmental matters and conditions that could expose us to liability or which have required us to undertake compliance-related improvements or remedial activities. Furthermore, one of our former subsidiaries, RPM, leased several facilities in Azusa, California located within what is now a federal Superfund site. The entity that leased the facilities to RPM has been identified by the United States Environmental Protection Agency as one of the many potentially responsible parties for environmental liabilities associated with that Superfund site. Any liability we may have from this site or otherwise under environmental laws could materially affect our business.

Substantial competition could reduce our market share and significantly harm our financial performance.

        While we believe that our business is well positioned to compete in our two primary market segments, transmission remanufacturing and logistics, our industry segments are highly competitive. We may not be successful in competing against other companies, some of which are larger than us and have greater financial and other resources available to them than we do. Increased competition could require us to reduce prices or take other actions which may have an adverse effect on our operating results.

Our stock price is volatile, and you may not be able to recover your investment if our stock price declines.

        The stock price of our common stock has been volatile and can be expected to be affected by factors such as:

  •
  quarterly variations in our results of operations, which may be impacted by, among other things, price renegotiations with our customers;

  •
  quarterly variations in the results of operations or stock prices of comparable companies;

  •
  announcements of new products or services offered by us or our competitors;

  •
  changes in earnings estimates or buy/sell recommendations by financial analysts;

  •
  the stock price performance of our customers; and

  •
  general market conditions or market conditions specific to particular industries.

        In addition to the factors listed above affecting us, our competitors and the economy generally, the stock price of our common stock may be affected by any significant sale of shares by our principal stockholders. As of May 31, 2002, Aurora Equity Partners L.P. and Aurora Overseas Equity Partners I, L.P. collectively owned 9,761,478 shares of our common stock, 2,318,452 shares of which have been registered for re-sale pursuant to this prospectus. Any significant sales by the Aurora partnerships could have a negative impact on our stock price.

Our future operating results may fluctuate significantly.

        We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of our industry in general and shifts in demand and pricing for our products. Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profits percentage fluctuates due to numerous factors, some of which may be outside of our control. These factors include:

  •
  pricing strategies;

  •
  changes in product costs from vendors;

  •
  the risk of some of the items in our inventory becoming obsolete;

  •
  the relative mix of products sold during the period; and

  •
  general market and competitive conditions.

        Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period.

Our success depends on our ability to retain our senior management and to attract and retain key personnel.

        Our success depends to a significant extent on the efforts and abilities of our senior management team. We have various programs in place to motivate, reward and retain our management team, including bonus and stock option plans. However, the loss of one or more of these persons could have an adverse effect on our business. Our success and plans for future growth will also depend on our ability to hire, train and retain skilled workers in all areas of our business. We currently do not have key executive insurance relating to our senior management team.

We cannot predict the impact of unionization efforts or labor shortages on our business.

        From time to time, labor unions have indicated their interest in organizing our workforce. Given that our OEM customers are in the highly unionized automotive industry, our business is likely to continue to attract the attention of union organizers. While these efforts have not been successful to date, we cannot give any assurance that we will not experience additional union activity in the future. Any union organization activity, if successful, could result in increased labor costs and, even if unsuccessful, could result in a temporary disruption of our production capabilities and a distraction to our management.

        Additionally, we need qualified managers and a number of skilled employees with technical experience in order to operate our business successfully. From time to time, there may be a shortage of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

We are subject to risks associated with future acquisitions.

        An important element of our growth strategy is the acquisition and integration of complementary businesses in order to broaden product offerings, capture market share and improve profitability. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities, obtain financing on acceptable terms or reach mutually agreeable terms with acquisition candidates. The negotiation of potential acquisitions as well as the integration of an acquired business could require us to incur significant costs and cause diversion of our management's time and resources. Future acquisitions by us could result in:

  •
  dilutive issuances of equity securities;

  •
  reductions in our operating results;

  •
  incurrence of debt and contingent liabilities;

  •
  future impairment of goodwill and other intangibles; and

  •
  other acquisition-related expenses.

        Some or all of these items could have a material adverse effect on our business. The businesses we acquire in the future may not achieve sales and profitability that justify our investment. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition candidates may increase to unacceptable levels and limit our growth.

We may encounter problems in integrating the operations of companies that we acquire.

        We may encounter difficulties in integrating any businesses we acquire with our operations. The success of these transactions depends on our ability to:

  •
  retain key management members and technical personnel of acquired companies;

  •
  successfully merge corporate cultures and operational and financial systems; and

  •
  realize sale and cost reduction synergies.

        Furthermore, we may not realize the benefits we anticipated when we entered into these transactions. In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. Any of the foregoing could have a material adverse effect on our business and results of operations.

Our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position.

        As of April 30, 2002, our outstanding indebtedness was $181.5 million and we had cash on hand of $27.5 million. We expect that our indebtedness, including borrowings under our credit facility, may increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and possible acquisitions. Our consolidated indebtedness level could materially affect our business because:

  •
  a substantial portion of our cash flow from operations must be dedicated to interest payments on our indebtedness and is not available for other purposes, which amount would increase if prevailing interest rates rise;

  •
  it may materially limit or impair our ability to obtain financing in the future;

  •
  it may reduce our flexibility to respond to changing business and economic conditions or take advantage of business opportunities that may arise; and

  •
  our ability to pay dividends is limited.

        In addition, our credit facility requires us to meet specified financial ratios and limits our ability to enter into various transactions. If we default on any of our indebtedness, or if we are unable to obtain necessary liquidity, our business could be adversely affected.

Our controlling stockholders have the ability to influence all matters requiring the approval of our board of directors and our stockholders.

        We are controlled by the Aurora partnerships. As of May 31, 2002, the Aurora partnerships held approximately 56% of our voting power, through direct ownership of shares and voting arrangements.

If all shares covered by this prospectus are sold, the Aurora partnerships will hold approximately 40% of our voting power and as a result will continue to be able to exercise substantial control over us. As a result, it may be more difficult for a third party to acquire us. See "Selling Stockholders" on page 12 and the information under Item 13. "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference herein. If the Aurora partnerships sell at least 1,153,944 shares, their collective beneficial ownership of our common stock will drop below 50% and the base annual management fee we pay to them will be reduced from $550,000 to $440,000.

Our certificate of incorporation contains provisions that may hinder or prevent a change in control of our company.

        Provisions of our certificate of incorporation could make it more difficult for a third party to obtain control of us, even if such a change in control would benefit our stockholders. Our board of directors can issue preferred stock without stockholder approval. Your rights could be adversely affected by the rights of holders of preferred stock that we issue in the future. All of these provisions could discourage a third party from obtaining control of us. Such provisions may also impede a transaction in which our stockholders could receive a premium over then current market prices and our stockholders' ability to approve transactions that they consider in their best interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the section entitled "Risk Factors," among others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

        The selling stockholders are offering all of the common stock covered by this prospectus. Aftermarket Technology Corp. will not receive any proceeds from the sale of the common stock in this offering. However, 519,083 of the shares being registered are issuable pursuant to outstanding stock options and warrants. If all of these shares are sold, the Company will receive an aggregate of $2,863,583 in cash from selling stockholders upon exercise of these options and warrants.

SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock by the persons we expect will be the selling stockholders, based on the number of shares of common stock outstanding as of May 31, 2002. Except as otherwise noted in the footnotes below, we are not aware of any purchases or sales of our common stock by the selling stockholders subsequent to May 31, 2002. The shares in the "Shares That May Be Sold" column reflect shares actually owned (as compared to beneficially owned) and to be sold by each selling stockholder. Each of the selling stockholders listed below has agreed that, during the effectiveness of the registration statement of which this prospectus is a part, such selling stockholder will sell shares of common stock only pursuant to such registration statement.

	Shares Beneficially Owned As of May 31, 2002(1)			Shares That May Be Sold	Shares Beneficially Owned After Offering(1)(2)
	Number		Percentage	Number	Number		Percentage
Aurora Equity Partners L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(3)	11,942,194	(4)	50.3%	1,999,275	8,590,901	(5)	35.4%
Aurora Overseas Equity Partners I, L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(6)	4,868,408	(7)	20.5	319,177	3,197,213	(8)	13.2
General Electric Pension Trust(9)	2,129,539		9.0	505,788	1,623,751		6.7
Anderson, Robert(10)(11)(15)	96,294		*	96,294	—		—
Frey, Dale(10)(12)	83,180		*	77,923	5,257		*
Hartnett, Michael(10)(13)	103,966		*	93,966	10,000		*
Stonesifer, Richard(10)(14)	103,215		*	76,666	26,549		*
Crowell, Richard(3)(4)(5)(6)(7)(8) (10)(15)	13,286,040		56.0	200,000	9,615,570		39.6
Parsky, Gerald L.(3)(4)(5)(6)(7)(8)(10) (15)(16)	13,286,040		56.0	390,388	9,615,570		39.6
Roeder, Richard K.(3)(4)(5)(6)(7)(8) (10)(15)	13,286,040		56.0	100,000	9,615,570		39.6
Hardy, Mark C.(10)(15)(17)	26,059		*	26,059	—		—
Elliot Ackerman Trust(15)	60,000		*	60,000	—		—
Nathanael Ackerman Trust(15)	60,000		*	60,000	—		—
Somerville S Trust	182,152		*	182,152	—		—
Parsky, Barbara(18)	45,057		*	45,057	—		—
Mapes, John(15)(19)	2,155		*	2,155	—		—
Michael T. DuBose(20)	872,069		3.5	190,400	681,669		2.7
Barry C. Kohn(21)	262,454		1.1	74,700	187,754		*

*
Less than 1%

(1)
The shares of common stock underlying warrants or options granted under our stock option plans that are exercisable as of May 31, 2002 or that will become exercisable within 60 days thereafter (such warrants or options being referred to as "exercisable") are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of those warrants or options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2)
The shares in the "Shares Beneficially Owned After Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.

  In determining ownership percentages after the offering, we have assumed that 24,264,194 shares, which is the sum of the 23,745,111 shares outstanding as of May 31, 2002 and the 519,083 shares assumed issued upon exercise of options or warrants in connection with sales hereunder, will be outstanding.

(3)
Aurora Equity Partners is a Delaware limited partnership the general partner of which is Aurora Capital Partners, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Advisors, are limited partners of Aurora Capital Partners and may be deemed to beneficially share ownership of the common stock beneficially owned by Aurora Equity Partners and may be deemed to be the organizers of Aftermarket Technology Corp. under regulations promulgated under the Securities Act of 1933.

(4)
As of May 31, 2002, consists of (i) 8,417,632 shares owned by Aurora Equity Partners, (ii) 2,129,539 shares owned by the General Electric Pension Trust (see Note 9 below) and (iii) 1,395,023 shares that are subject to an irrevocable proxy granted to the Aurora partnerships by some of our original stockholders, including Messrs. Anderson, Crowell, Hardy, Parsky and Roeder (the "Aurora Proxy"). The Aurora Proxy terminates upon the earlier of the transfer of such shares or July 31, 2004.

(5)
After this offering consists of (i) 6,418,357 shares owned by Aurora Equity Partners, (ii) 1,623,751 shares owned by the General Electric Pension Trust (see Note 9 below) and (iii) 548,793 shares that are subject to the Aurora Proxy.

(6)
Aurora Overseas Equity Partners is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Overseas Advisor, are limited partners of Aurora Overseas Capital Partners and may be deemed to beneficially own the shares of the common stock beneficially owned by Aurora Overseas Equity Partners.

(7)
As of May 31, 2002, consists of (i) 1,343,846 shares owned by Aurora Overseas Equity Partners, (ii) 2,129,539 shares owned by the General Electric Pension Trust (see Note 9 below) and (iii) 1,395,023 shares that are subject to the Aurora Proxy.

(8)
After this offering consists of (i) 1,024,669 shares owned by Aurora Overseas Equity Partners, (ii) 1,623,751 shares owned by the General Electric Pension Trust (see Note 9 below) and (iii) 548,793 shares that are subject to the Aurora Proxy.

(9)
With limited exceptions, the General Electric Pension Trust has agreed to vote these shares in the same manner as the Aurora partnerships vote their shares of common stock. This provision terminates upon the earlier of the transfer of the Pension Trust's shares or July 31, 2004.

(10)
This selling stockholder currently serves as a director of Aftermarket Technology Corp.

(11)
As of May 31, 2002, includes 76,666 shares subject to exercisable options.

(12)
As of May 31, 2002, includes (i) 15,257 shares owned by a limited partnership of which Mr. Frey is general partner, (ii) 4,000 shares held by him as trustee for his grandchildren and (iii) 58,666 shares subject to exercisable options. Mr. Frey disclaims beneficial ownership of 96% of the shares owned by the limited partnership.

(13)
As of May 31, 2002, includes 70,176 shares subject to exercisable warrants and 10,000 shares subject to exercisable options. After this offering, includes 10,000 shares subject to exercisable options.

(14)
As of May 31, 2002, includes 76,666 shares subject to exercisable options. After this offering, includes 17,666 shares subject to exercisable options.

(15)
The shares actually owned by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to an irrevocable proxy granted to the Aurora Partnerships.

(16)
Includes 2,000 shares held by Mr. Parsky's wife, as to which Mr. Parsky disclaims beneficial ownership.

(17)
As of May 31, 2002, includes 12,000 shares subject to options that are exercisable.

(18)
Barbara Parsky is Gerald L. Parsky's sister.

(19)
Employed by Aurora Capital Partners.

(20)
Mr. DuBose is the Company's Chairman, President and Chief Executive Officer. As of May 31, 2002, includes 849,999 shares subject to exercisable options, 250,000 of which were granted to Mr. DuBose in May 2002 at an exercise price of $30.00 per share. Subsequent to May 31, 2002, Mr. DuBose sold an aggregate of 109,600 shares under his 10b5-1 trading plan. The 10b5-1 trading plan terminated on June 4, 2002, immediately prior to the filing of the registration statement of which this prospectus is a part. After this offering, includes 572,069 shares subject to exercisable options.

(21)
Mr. Kohn is the Company's Chief Financial Officer. As of May 31, 2002, includes 238,333 shares subject to exercisable options, 100,000 of which were granted to Mr. Kohn in May 2002 at an exercise price of $30.00 per share. Subsequent to May 31, 2002, Mr. Kohn sold an aggregate of 25,300 shares under his 10b5-1 trading plan. The 10b5-1 trading plan terminated on June 4, 2002, immediately prior to the filing of the registration statement of which this prospectus is a part. After this offering, includes 156,454 shares subject to exercisable options.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our certificate of incorporation and bylaws is intended as a summary only and is qualified in its entirety by reference to the provisions of our certificate of incorporation and bylaws, which are incorporated herein by reference, and to Delaware law.

General

        Our authorized capital stock consists of 30,000,000 shares of common stock, of which 23,745,111 shares were issued and outstanding as of May 31, 2002, and 2,000,000 shares of preferred stock, none of which are issued and outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate their votes in the election of directors. Subject to preferences that may be granted to the holders of preferred stock, each holder of common stock is entitled to share ratably in distributions to stockholders and to receive ratably dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation or dissolution, each holder of common stock is entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to our common stock. Our outstanding common stock is validly issued, fully paid and non-assessable. We may issue additional shares of common stock from time to time.

Preferred Stock

        Our board of directors, without further action by the holders of common stock, may issue shares of preferred stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and the designation of and number of shares constituting any wholly unissued series of preferred stock.

Warrants

        There are currently outstanding warrants to purchase 70,176 shares of our common stock. These warrants are held by Dr. Michael Hartnett, one of our directors, and are exercisable at any time until December 2004 at a price of $1.67 per share.

Anti-Takeover Statute

        Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the transaction, the interested stockholder owned at least 85% of the outstanding voting stock when it became an interested stockholder or the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, specified asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Limitation of Liability and Indemnification of Directors and Officers

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any breach of their duty of loyalty to the company or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or any transaction from which the director derived an improper personal benefit.

        Our bylaws provide that we will pay all costs and expenses (including legal expenses) incurred by and indemnify from any monetary liability our present and former officers and directors, unless a determination is made that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. There is no action or proceeding pending or, to our knowledge, threatened which may result in a claim for indemnification by any of our directors or officers.

        We believe that the provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as officers and directors.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock at the request of the selling stockholders. We have agreed to pay the expenses associated with the preparation and filing of the registration statement of which this prospectus is a part. We may suspend the use of this prospectus and any supplements in certain circumstances due to pending corporate developments.

        The selling stockholders may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale. They may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices.

        The methods by which the selling stockholders may sell the shares of our common stock include:

  •
  in ordinary brokerage transactions (including block trades) on the Nasdaq National Market;

  •
  in special offerings, negotiated transactions or secondary distributions;

  •
  in private sales or other private transactions;

  •
  in a combination of the above transactions; or

  •
  by any other legally available means.

        The selling stockholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions and other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

  •
  the number of shares involved;

  •
  the names of any underwriters, dealers or agents;

  •
  the price at which the shares are being offered or purchased;

  •
  any commissions or discounts or concessions allowed to broker-dealers;

  •
  any discounts, commissions or other items constituting compensation from the selling stockholders; and

  •
  any other facts material to the transaction.

        We and the selling stockholders also may agree to indemnify underwriters, selling brokers, dealer managers or similar securities professionals that participate in transactions involving shares of our common stock against certain liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for Aftermarket Technology Corp. by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, as set forth in their reports, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Aftermarket Technology Corp. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Aftermarket Technology Corp.'s SEC filings are available to the public from the SEC's web site at http:/ /www.sec.gov. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. You may also inspect Aftermarket Technology Corp.'s SEC reports and other information at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

        We have filed a registration statement on Form S-3 with the SEC covering the common stock offered by this prospectus. For further information on Aftermarket Technology Corp. and the securities the selling stockholders are offering in this prospectus, you should refer to Aftermarket Technology Corp.'s registration statement of which this prospectus is a part, its exhibits and the documents incorporated by reference therein. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus and the accompanying prospectus supplement may not contain all the information that you may find important, you should review the full text of those documents.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in the accompanying prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus or the accompanying prospectus supplement, regardless of the time of either delivery of this prospectus or any prospectus supplement or the sale of our common stock. Aftermarket Technology Corp.'s business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 11, 2002;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the SEC on April 25, 2002;

  •
  our Current Report on Form 8-K dated January 14, 2002, filed with the SEC on January 14, 2002;

  •
  our Current Report on Form 8-K dated February 11, 2002, filed with the SEC on February 12, 2002; and

  •
  the description of our common stock contained in our Form 8-A, filed with the SEC on November 27, 1996 under Section 12(g) of the Securities Exchange Act of 1934, as updated in any amendment or report filed for such purpose.

        All documents that we file with the SEC, under the terms of Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering of common stock offered by this prospectus shall be deemed to be incorporated by reference in, and to be part of, this prospectus from the date such documents are filed with the SEC.

        Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Aftermarket Technology Corp.
One Oak Hill Center, Suite 400
Westmont, Illinois 60559
Attn: Investor Relations
(630) 455-6000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

SEC registration fee	$9,401.94
Legal fees and expenses for Aftermarket Technology Corp.	$75,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$25,000
Miscellaneous	$15,598.06

Total	$175,000

        We will be responsible for all expenses of this offering.

Item 15. Indemnification of Officers and Directors

        The indemnification provisions applicable to our directors and officers are set forth in Article IX of the Certificate of Incorporation and Article VII of the Bylaws, respectively, as follows:

  CERTIFICATE OF INCORPORATION:

ARTICLE IX
LIABILITY AND INDEMNIFICATION

        To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article X. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

  BYLAWS:

SECTION 7.01 ACTION, ETC., OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

SECTION 7.02 ACTIONS, ETC., BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 7.03 DETERMINATION OF RIGHT OF INDEMNIFICATION. Any indemnification under Section 7.01 or 7.02 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01 and 7.02. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

SECTION 7.04 INDEMNIFICATION AGAINST EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01 or 7.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

SECTION 7.05 PREPAID EXPENSES. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

SECTION 7.06 OTHER RIGHTS AND REMEDIES. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 7.07 INSURANCE. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 7.08 CONSTITUENT CORPORATIONS. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

SECTION 7.09 OTHER ENTERPRISES, FINES AND SERVING AT CORPORATION'S REQUEST. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

Insurance

        We have obtained a directors' and officers' liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as our directors and officers, including liabilities arising under the Securities Act.

Indemnification Agreements

        We have entered into separate but identical indemnification agreements with each of our directors and executive officers. These agreements provide for, among other things, indemnification to the fullest extent permitted by law and advancement of expenses. In addition, Aurora Equity Partners L.P. and Aurora Overseas Equity Partners I, L.P. indemnify the directors of the Company who are affiliated with Aurora Capital Group.

Item 16. Exhibits

Exhibit No.	Description
*3.1	Restated Certificate of Incorporation of Aftermarket Technology Corp. (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 21, 2001 and incorporated herein by this reference)
*3.2	Amended and Restated Bylaws of Aftermarket Technology Corp. (previously filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed on December 21, 2001 and incorporated herein by this reference)
**5	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP, independent auditors
**23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)

*
Incorporated by reference

**
To be filed by amendment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upn Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westmont, state of Illinois, on June 4, 2002.

AFTERMARKET TECHNOLOGY CORP.
By:	/s/ MICHAEL T. DUBOSE Michael T. DuBose, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints Joseph Salamunovich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL T. DUBOSE Michael T. DuBose	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2002
/s/ BARRY C. KOHN Barry C. Kohn	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2002
/s/ ROBERT ANDERSON Robert Anderson	Director	June 4, 2002
/s/ RICHARD R. CROWELL Richard R. Crowell	Director	June 4, 2002

/s/ DALE F. FREY Dale F. Frey	Director	June 4, 2002
/s/ MARK C. HARDY Mark C. Hardy	Director	June 4, 2002
/s/ DR. MICHAEL J. HARTNETT Dr. Michael J. Hartnett	Director	June 4, 2002
/s/ GERALD L. PARSKY Gerald L. Parsky	Director	June 4, 2002
/s/ RICHARD K. ROEDER Richard K. Roeder	Director	June 4, 2002
/s/ J. RICHARD STONESIFER J. Richard Stonesifer	Director	June 4, 2002

EXHIBIT INDEX
TO REGISTRATION STATEMENT
ON FORM S-3

AFTERMARKET TECHNOLOGY CORP.

Exhibit No.	Description
*3.1	Restated Certificate of Incorporation of Aftermarket Technology Corp. (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 21, 2001 and incorporated herein by this reference)
*3.2
Amended and Restated Bylaws of Aftermarket Technology Corp. (previously filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed on December 21, 2001 and incorporated herein by this reference)
**5	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP, independent auditors
**23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)

*
Incorporated by reference

**
To be filed by amendment.

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ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
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INCORPORATION OF INFORMATION FILED WITH THE SEC
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX